                                                                                                                                                                                            Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE

April 6, 2006        For Further Information Contact:

     Paul M. Limbert
     President and Chief Executive Officer

      or

     Robert H. Young
     Executive Vice President and Chief Financial Officer

     (304) 234-9000
     NASDAQ Trading Symbol: WSBC
     Website: www.wesbanco.com

WesBanco Announces a Balance Sheet Repositioning

Wheeling, WV…WesBanco, Inc. (NASDAQ: WSBC) today announced that it would undertake a repositioning of its balance sheet designed to reduce exposure to future interest rate risk and enhance long-term financial performance.

Paul Limbert, President and Chief Executive Officer stated, “This action has been taken to reposition WesBanco’s balance sheet to improve long-term financial performance and create more value for our shareholders. We believe it is prudent in the current interest rate environment to sell a portion of the securities portfolio and deleverage our balance sheet by paying down currently-maturing wholesale borrowings that continue to reprice higher as interest rates rise.”

WesBanco plans to dispose of approximately $200 million of available-for-sale, fixed rate investment securities with a weighted-average yield of 3.5% and an average life of 2.5 years. Proceeds from the sale of these securities will be used to deleverage the balance sheet by paying down Federal Home Loan Bank advances and other short-term borrowings scheduled to mature over the next 60 days. As a result of this action, WesBanco’s first quarter 2006 results will include an after-tax charge of approximately $4.9 million, or $0.22 per diluted share. WesBanco expects to achieve increased net interest income on an annualized basis of approximately $2.0 million after tax or $0.09 per diluted share. The improvement to WesBanco’s net interest margin is expected to approximate 25 basis points, based on present interest rate assumptions.

WesBanco, Inc. is a $4.4 billion multi-state bank holding company headquartered in Wheeling, West Virginia, operating through 81 banking offices and 128 ATMs in West Virginia, Ohio and Pennsylvania. In addition, it operates an insurance brokerage agency, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities that also operates Mountaineer Securities, WesBanco's discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), which is available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2005 Annual Report on Form 10-K filed with the SEC under the section “Risk Factors.” Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

###